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EX-99.1 2001 FINANCIAL MODEL ESTIMATES

                                                                    EXHIBIT 99.1

2001 Financial Model Estimates

     This document is intended to provide information and estimates to permit preparation of models of Tom Brown, Inc. ("Tom Brown" or the "Company") for 2001. This information constitutes the Company's current estimates based on a number of assumptions. The estimates are based on the Company's historical operating performance and trends, estimates of oil and gas reserves at December 31, 2000, the Company's planned capital and operating budget for 2001 and current expectations for oil and gas production, gas trading activities, hedged positions, tax rates and expenses. The following estimates reflect our view of continuing operations only. The 2001 estimates were prepared assuming that demand, curtailment and general market conditions for oil and gas will be substantially similar to those experienced during 2000. We do not account for the potential impact of acquisitions or divestitures except to the extent the transactions are complete or near enough completion that it is more likely than not to be completed. We caution you that the estimates set forth below are given as of the date hereof only and are based on currently available information. We are not assuming any obligation to update any information contained herein.

     All of the estimates and assumptions included in this document are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. We believe that the forward-looking statements are based on reasonable assumptions but no assurances can be given that our expectations will be met. Actual results may differ materially due to a number of risks and uncertainties, including but not limited to:

          o    Commodity price changes, including local and regional variations;

          o Risks and problems incident to the drilling and operation of oil and gas wells, such as drilling difficulties or delays, well explosions or other disasters, environmental risks, and lack of control over timing of expenditures on third-party operated properties;

          o    Changes in production and development costs;

          o    Changes in drilling success rates;

          o    Changes in laws and other regulatory actions;

          o    Changes in exchange rates;

          o    Risks incident to hedging activities;

          o    Changes in interest rates and capital market conditions;

          o    Changes in general economic conditions;

          o    Competition from others in the energy industry;

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          o    The uncertainty inherent in estimates of oil and gas reserves and production rates;

          o Unusual or infrequent items that are not susceptible to estimates;

     For additional information concerning important factors that may cause actual results to differ materially from those estimated, see the Company's Form 10-K for the year ended December 31, 2000. Unless otherwise noted, all of the following dollar amounts are expressed in U.S. dollars.

               Oil and gas prices have fluctuated significantly in recent years in response to numerous economic, political and environmental factors and we expect that commodity prices will continue to fluctuate significantly in the future. Changes in commodity prices could significantly affect our expected operating results. In addition to directly effecting revenues, price changes can affect expected production because production estimates necessarily assume that oil and gas can profitably be produced at the assumed pricing levels.

Production estimates

                                          Fourth Quarter 2001                      Full Year 2001
                                   ---------------------------------      ---------------------------------
                                     U.S.        Canada       Total         U.S.        Canada       Total
                                   -------       ------      -------      -------       ------      -------

Natural gas (Mcfpd)                170,000       17,500      187,500      155,100       18,600      173,700
Natural gas liquids (Bonglpd)        3,100          400        3,500        3,025          400        3,425
Oil (Bopd)                           1,800          430        2,230        1,910          430        2,340
                                   -------       ------      -------      -------       ------      -------
 Total equivalent (Mcfepd)         199,400       22,500      221,900      184,710       23,580      208,290

Total production (Mmcfe)            18,300        2,100       20,400       67,400        8,600       76,000

     The above production estimates, for the periods indicated, reflect the Company's current projections related to timing of online dates for new wells from development drilling, in-service dates for new gathering and processing facilities and incorporates the sale of non-core oil and gas properties which have been completed or are near completion. The Company's combined total oil and gas production estimate of 76.0 Bcfe for 2001 is approximately 22% higher than 2000.

Marketing, gathering, processing margin

     The Company's marketing group earns a margin from the sale of Tom Brown's working interest gas production and the purchase and resale of third party gas. The Company has completed the sale of certain non-strategic gathering and processing assets. Including the effect of the gathering and processing property asset sales the Company expects the marketing, gathering and processing margin to average $2.0 to $2.5 million for the fourth quarter of 2001.

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Oil and gas production costs

     The Company's consolidated lease operating expense is expected to average $0.41-$0.43 per Mcfe for the fourth quarter of 2001. Production taxes are estimated to average 8.0-9.0 percent of wellhead oil and gas sales revenue.

Exploration costs/Impairment of leasehold cost

     Exploration expense can fluctuate significantly quarter to quarter, depending on the timing of exploratory expenditures and the recognition of wells as either productive or dry holes. The forecasting of these expenditures are inherently inaccurate. Based upon planned activity levels we estimate exploration cost in the range of $12-15 million for the fourth quarter of 2001. The Company is also budgeting $1.2 million per quarter for amortization of impairment of leasehold cost.

Depreciation, depletion and amortization

     Depreciation, depletion and amortization (DD&A) rate for the Company's consolidated operations is expected to be $0.94-$0.97 per Mcfe for the fourth quarter of 2001.

General and administrative expense

     The Company expects its consolidated general and administrative (G&A) expense per Mcfe to be in the range of $0.22-$0.25 for the fourth quarter of 2001.

Interest expense

     The Company's borrowings outstanding at the end of the third quarter 2001 totaled approximately $97 million. Based upon current LIBOR rates the Company is assuming effective interest cost will average between 6.5%-7.5% for the remainder of 2001.

Provision for income taxes

     Provision for income taxes of pre-tax earnings is expected to be approximately 37%. Approximately 40% of the total tax provision is projected to represent taxes currently payable.

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2001 Capital Budget

     The 2001 exploration and production capital expenditures (excluding the Stellarton Energy acquisition and midstream capital) are expected to be in the range of $225-$235 million. This is a decrease of $5-$15 million from the estimate provided in the August 8, 2001 8-K filing which projected total outlays of $230-$250 million. Nearly the entire spending cut is from decreasing development drilling activity in response to declining natural gas prices and higher service cost.

     The spending will be funded out of the Company's discretionary cash flow and sale of non-core assets based on anticipated commodity prices and is subject to change if market conditions shift or new opportunities are identified.